                                                                     EXHIBIT 4.4


                      OPTION AGREEMENT FOR THE PURCHASE
                             OF RESTRICTED STOCK

     Agreement dated as of ______________ between Educational Medical, Inc., a Delaware corporation (the "Company") and the Non-Employee Director executing this Agreement (the "Director").


                             Preliminary Statement

     This Agreement sets forth the terms pursuant to which the Director shall have the right to purchase from the Company a total of _________ shares of common stock of the Company, $.01 par value (the "Common Stock"), and the terms pursuant to which the Company has the right to repurchase such Common Stock, or a portion of it, under certain circumstances.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

        (a) Effective Time of Termination of Service. For purposes of this Agreement, Termination of Service shall be effective upon (1) the receipt by the Company of the Director's written notice of resignation or at a later time set forth in the notice of resignation; (2) removal of Director based upon a vote of the holders of a majority of the shares entitled to vote at an election of Directors cast at a meeting of the stockholders called for that purpose; (3) death; or (4) disability requiring termination of membership on the Board of Directors.

        (b) Expiration Date, with respect to any Optioned Shares, shall mean 5 p.m. Eastern Standard Time on the fifth anniversary of the date upon which the right to purchase such Optioned Shares was granted. With respect to Unvested Shares, the Expiration Date shall also mean (i) the Effective Time of Termination of Service or (ii) the date of death of the Director. With respect to Vested Shares, the Expiration Date shall also mean (i) 5 p.m. Eastern Standard Time on the 60th day following the Effective Time of Termination of Service or (ii) 5 p.m. Eastern Standard Time on the last day of the twelfth month following the death or disability of the Director.

        (c) Optioned Stock or Option Shares shall mean the Shares of Common Stock of the Company which the Director may purchase pursuant to the terms of this Agreement.


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                                                                     EXHIBIT 4.4



        (d) Purchase Price shall mean $_________ for each share of Common Stock.

        (e) Sell, as to any share of Optioned Stock, shall mean to sell, or in any other way directly or indirectly transfer, assign, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily.

        (f) Termination of Service shall mean the voluntary termination of membership on the Board of Directors by the Director for any reason whatsoever or termination of service due to removal by stockholder vote, death or disability.

        (g) Unvested Shares shall mean any shares of Optioned Stock which are not Vested Shares.

        (h) Vested Shares shall mean _______ shares which shall vest on
_________________.

     2. Grant of Option to Director. Simultaneously with the execution and delivery of this Agreement, the Director is granted the option (the "Option") to purchase the Optioned Stock for a Purchase Price of $______ per share, upon the terms and conditions set forth in this Agreement.

     3. Exercise of Option. The Option provided for in this Agreement may be exercised only by the Director or, in the event of the Director's death, any duly qualified representative of his estate, and only with respect to any Vested Shares. It may be exercised in whole at any time or in part from time to time prior to the Expiration Date. No fractional shares of Common Stock will be issued. The Director may exercise this purchase right by giving written notice of such exercise at the general corporate offices of the Company located at 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076 (or at such other agency or office of the Company as it may designate by notice in writing to the Director) and by payment to the Company of the Purchase Price in cash or by check for each Vested Share being purchased. In the event of any exercise of the Options provided for in this Agreement, certificates for the shares of Common Stock so purchased, registered in the name of the person entitled to receive the same, shall be delivered to the Director within a reasonable time, not exceeding ten days after the Option shall have been so exercised. The person in whose name any certificates for shares of Common Stock is issued upon exercise of any Option shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Option was surrendered and payment of the Purchase Price made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

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                                                                     EXHIBIT 4.4




     4. Adjustment of Number of Option Shares.

        (a) If, at any time after the date of this Agreement, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Purchase Price shall be appropriately decreased and the number of shares of Optioned Stock thereafter issuable on exercise of the Option shall be increased in proportion to such increase in outstanding shares.

        (b) If, at any time after the date of this Agreement, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Purchase Price shall be appropriately increased and the number of shares of Common Stock issuable on exercise of this Option shall be decreased in proportion to such decrease in outstanding shares.

     5. Representations, Warranties and Agreements of the Director with Respect to Registration of the Sale of the Optioned Stock and Continued Applicability of Agreement. The Director hereby represents and warrants to the Company that the Optioned Stock will be acquired for the Director's own account, for investment purposes and not with a view to the distribution thereof, nor with any intention of making such distribution at the time the Option is exercised. The Director understands that the sale by the Director of Optioned Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of its proposed issuance in a transaction exempt from the registration requirements of the Securities Act and that the Optioned Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or the transaction is exempt from registration. In connection with the foregoing, the Director also agrees that the issuance of all or any portion of the Optioned Stock is subject to the receipt by the Company at the time of its issuance of an opinion of its counsel that the issuance of such shares is exempt from registration pursuant to an exemption provided for in the Securities Act, and that the Company will not be liable for any damages incurred by Director in the event such an opinion cannot reasonably be obtained.

     6. No Right to Employment. This Agreement shall not entitle the Director to any right or claim to be employed as an employee of the Company.

     7. Legends. Unless issued pursuant to an effective Registration Statement filed pursuant to the provisions of the Securities Act of 1933, all stock certificates representing Optioned Stock issued to the Director shall have affixed thereto a legend substantially in the following for:

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                                                                     EXHIBIT 4.4




             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN OPTION AGREEMENT FOR THE PURCHASE OF RESTRICTED STOCK BETWEEN EDUCATIONAL MEDICAL, INC. AND ONE OF ITS DIRECTORS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF EDUCATIONAL MEDICAL, INC."

     8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by air courier or first class or certified mail addressed as follows:

        If to the Director: At the address specified at the foot of this Agreement


         If to the Company:  Educational Medical, Inc.
                             1327 Northmeadow Parkway, Suite 132
                             Roswell, GA 33076
                             Attn:  President

         With a copy to:     Greenberg Traurig Hoffman Lipoff Rosen &
                                    Quentel, P.A.
                             777 S. Flagler Drive, Suite 310-East Tower
                             West Palm Beach, FL 33401
                             Attn:  Morris C. Brown


or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in

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                                                                     EXHIBIT 4.4


each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

     9. Governing Law. This Agreement shall be governed by, and construed in accordance with, (a) the laws of the State of Georgia applicable to contracts made and to be performed wholly therein and (b) the laws of the State of Delaware applicable to corporations organized under the laws of such state.

     10. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreements.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     12. Amendments. This Agreement, or any provisions hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                              EDUCATIONAL MEDICAL, INC.


                              By:________________________________
                                         Authorized Signatory

ACCEPTED AND AGREED TO:

[DIRECTOR'S NAME]

______________________________

[ADDRESS OF DIRECTOR]

______________________________

______________________________

______________________________

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